Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 31, 2014, is among Gastar Exploration, Inc., a Delaware corporation (“Gastar Delaware”) and Gastar Exploration USA, Inc., a Delaware corporation and a direct subsidiary whose common stock is wholly owned by Gastar Delaware (“Gastar USA”).

RECITALS

WHEREAS, prior to the date hereof, Gastar Exploration Ltd., an Alberta, Canada corporation and the predecessor of Gastar Delaware (the “Predecessor”), adopted a special resolution of stockholders approving a plan of arrangement under Section 193 of the Business Corporations Act (Alberta) pursuant to which, among other things, the Predecessor was continued as if it had been incorporated under the laws of the State of Delaware;

WHEREAS, as of the date hereof, the authorized capital stock of Gastar Delaware consists of (i) 275,000,000 shares of common stock, par value $0.001 per share (“Gastar Delaware Common Stock”), of which approximately 61,891,767 shares are issued and outstanding, approximately 1,295,051 shares are reserved for issuance under the Plan (as defined below) and upon exercise of outstanding Gastar Delaware Equity Awards (as defined below), and no shares are held in treasury, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share (“Gastar Delaware Preferred Stock”), of which none is outstanding;

WHEREAS, as of the date hereof, the authorized capital stock of Gastar USA consists of (i) 275,000,000 shares of common stock, par value $0.001 per share (“Gastar USA Common Stock”), of which 750 shares are issued and outstanding and no shares are held in treasury, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share (“Gastar USA Preferred Stock”), of which 3,958,160 shares of 8.675% Series A Cumulative Preferred Stock and 2,140,000 preferred shares of 10.75% Series B Cumulative Preferred Stock are issued and outstanding;

WHEREAS, the Board of Directors of Gastar Delaware and the sole director of Gastar USA have each unanimously determined that it is advisable and in the best interests of their respective stockholders that Gastar Delaware merge with and into Gastar USA, with Gastar USA surviving the merger (sometimes hereinafter referred to as the “Surviving Company”), and converting each outstanding share of Gastar Delaware Common Stock into one share of Gastar USA Common Stock, all in accordance with the terms of this Agreement;

WHEREAS, the Board of Directors of Gastar Delaware has unanimously determined that it is advisable and in the best interests of its stockholders to reorganize Gastar Delaware’s operations, such that the public company owned by its stockholders is Gastar USA;

WHEREAS, the Board of Directors of Gastar Delaware and the sole director of Gastar USA have each approved this Agreement and the merger of Gastar Delaware with and into Gastar USA upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of Gastar Delaware and the sole director of Gastar USA have each declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of Gastar Delaware and the sole director of Gastar USA have each unanimously determined to recommend to their respective stockholders the adoption of this Agreement and the approval of the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Gastar Delaware and Gastar USA hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. In accordance with Section 251 of the DGCL, and subject to and upon the terms and conditions of this Agreement, Gastar Delaware shall, at the Effective Time (as defined below), be merged with and into Gastar USA, the separate corporate existence of Gastar Delaware shall cease and Gastar USA shall continue as the Surviving Company. At the Effective Time, the effect of the Merger shall be as provided in the DGCL.

1.2 Effective Time. The Merger shall become effective as soon as practicable following satisfaction or waiver of all conditions precedent to the Merger upon the filing of a Certificate of Merger with the Secretary of the State of the State of Delaware or a later date specified therein (the “Effective Time”).

1.3 Organizational Documents of the Surviving Company.

1.3.1 From and after the Effective Time, the Amended and Restated Certificate of Incorporation of Gastar USA, in the form currently in effect, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law, except that Article 1 of the Amended and Restated Certificate of Incorporation of Gastar USA shall be amended to read in its entirety as follows:

“The name of the corporation shall be Gastar Exploration Inc.”.

1.3.2 From and after the Effective Time, the Second Amended and Restated Bylaws of Gastar USA, in the form currently in effect, shall continue to be the bylaws of the Surviving Company (the “Surviving Company Bylaws”) until thereafter amended as provided therein or by applicable law.

1.4 Directors. The directors of Gastar Delaware immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.5 Officers. The officers of Gastar Delaware immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.6 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the DGCL. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of Gastar Delaware acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Gastar Delaware, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Gastar Delaware or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.7 Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Gastar Delaware, Gastar USA or the holder of any of the following securities:

1.7.1 Each share of Gastar Delaware Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, if any, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be converted into one duly issued, fully paid and nonassessable share of Gastar USA Common Stock (the “Merger Consideration”).

1.7.2 Each issued and outstanding share of Gastar USA Common Stock owned by Gastar Delaware immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

1.7.3 From and after the Effective Time, holders of certificates formerly evidencing Gastar Delaware Common Stock shall cease to have any rights as stockholders of Gastar Delaware, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.8 herein.

1.7.4 In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders Gastar Delaware Common Stock in connection with the Merger.

1.7.5 Each share of Gastar USA Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time and shall have the same rights and privileges associated with the Gastar USA Preferred Stock prior to the Merger. Any and all obligations of Gastar USA with respect to the Gastar USA Preferred Stock prior to the Merger shall, after the Effective Time, be obligations of the Surviving Company.

1.8 No Surrender of Certificates; Direct Registration of Gastar USA Common Stock. At the Effective Time, each outstanding share of Gastar Delaware Common Stock (other than any shares of Gastar Delaware Common Stock to be cancelled in accordance with Section 1.7.1) shall automatically represent the same number of shares of Gastar USA Common Stock without any further act or deed by the stockholders of Gastar Delaware and record of such ownership shall be kept in uncertificated, book entry form in records maintained by the Surviving Company or its designated stock transfer agent. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding stock certificate that, immediately prior to the Effective Time, evidenced Gastar Delaware Common Stock (or the common shares of its Predecessor) shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Gastar USA Common Stock.

1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of Gastar Delaware shall be closed and thereafter shall be no further registration of transfers of shares of Gastar Delaware Common Stock theretofore outstanding on the records of Gastar Delaware. From and after the Effective Time, the holders of certificates representing shares of Gastar Delaware Common Stock (or the common shares of its Predecessor) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Gastar Delaware Common Stock except as otherwise provided in this Agreement or by law. On or after the Effective Time, any stock certificates presented to an exchange agent appointed by Gastar USA or the Surviving Company for any reason shall solely represent the right to receive the Merger Consideration issuable in respect of the shares of Gastar Delaware Common Stock formerly represented by such certificates without any interest thereon.

1.10 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

1.11 Successor Issuer. It is the intent of the parties hereto that Gastar USA be deemed a “successor issuer” of Gastar Delaware in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended. At or after the Effective Time, Gastar USA shall file (i) an appropriate Current Report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements of Gastar Delaware (or its Predecessor) on Form S-8.

ARTICLE 2

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

2.1 Conversion of Gastar Delaware Awards. At the Effective Time, (a) Gastar USA will assume sponsorship of the Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan, as amended (the “Plan”), including all shares available for issuance thererunder and (b) all outstanding restricted shares of Gastar Delaware Common Stock (“Gastar Delaware Restricted Shares”), options to purchase Gastar Delaware Common Stock (“Gastar Delaware Options”) and performance-based units with respect to Gastar Delaware Common Stock (“Gastar Delaware PBUs”) (collectively with Gastar Delaware Restricted Shares and Gastar Delaware Options, “Gastar Delaware Equity Awards”), whether granted pursuant to the Plan or otherwise and whether or not then vested or exercisable, will be converted into an award with respect to the same number of shares of Gastar USA Common Stock. Each Gastar Delaware Equity Award so converted pursuant to this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that (i) each Gastar Delaware Equity Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of Gastar USA Common Stock equal to the number of shares of Gastar Delaware Common Stock that were subject to such Gastar Delaware Equity Award immediately prior to the Effective Time and (ii) the performance metrics pursuant to all Gastar Delaware PBUs will be determined with respect to the stock price of Gastar USA rather than Gastar Delaware. The conversion of any Gastar Delaware Options into options to purchase Gastar USA Common Stock shall be conducted in a manner that complies with the requirements of Section 409A of the Code and, with respect to any such Gastar Delaware Options that are “incentive stock options” within the meaning of Section 422 of the Code, shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code. From and after the Effective Time, no options or other equity-based awards with respect to Gastar Delaware Common Stock shall remain outstanding.

2.2 Assignment and Assumption of Agreements. Effective as of the Effective Time, Gastar Delaware hereby assigns to Gastar USA, and Gastar USA hereby assumes and agrees to perform, all obligations of Gastar Delaware pursuant to the Plan, each stock option agreement and restricted stock agreement entered into pursuant to the Plan, and each outstanding Gastar Delaware Equity Award granted thereunder.

2.3 Reservation of Shares. On or prior to the Effective Time, Gastar USA will reserve sufficient shares of authorized but unissued Gastar USA Common Stock to provide for the issuance of Gastar USA Common Stock upon exercise of the Gastar Delaware Equity Awards outstanding under the Plan.

2.4 Proxy Statement.

2.4.1 Prior to the Effective Time, Gastar Delaware shall have prepared and filed with the Securities and Exchange Commission (the “SEC”) a proxy statement in a form relating to the Stockholders’ Meeting (as defined below) (together with a form of proxy and any amendments thereof or supplements thereto, the “Proxy Statement”). Each of Gastar USA and Gastar Delaware shall use its reasonable best efforts to cause a preliminary form of Proxy Statement to be filed with the SEC as soon as practicable and to be cleared by the SEC as promptly as practicable, and Gastar USA shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of Gastar USA Common Stock pursuant to the Merger, including the obtaining of any “no-action” advice from the staff of the SEC, including advice supporting the conclusion that the issuance of Gastar USA Common Stock pursuant to the Merger will not require registration under the Securities Act of 1933, as amended (the “Securities Act”). As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, Gastar Delaware shall mail or caused to be mailed or otherwise made available in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Proxy Statement to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to Gastar Delaware’s stockholders the Proxy Statements in light of the date set for the Stockholders’ Meeting.

2.5 Meeting of Gastar Delaware Stockholders.

2.5.1 Meeting of Gastar Delaware Stockholders. Gastar Delaware shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the “Stockholders’ Meeting”) to be held no less than 10 nor more than 60 days following the distribution of the definitive Proxy Statement to its stockholders, to the extent required by the DGCL. Gastar Delaware will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger. Gastar Delaware may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy) there are insufficient shares of Gastar Delaware Common Stock voting in favor of the adoption of this Agreement and approval of the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. Notwithstanding the foregoing, pursuant to the applicable sections of Gastar Delaware’s Certificate of Incorporation and Bylaws and the DGCL, the stockholders of Gastar Delaware may approve this Agreement and/or the Merger by written consent in lieu of a meeting of the stockholders.

2.6 Section 16 Matters. Prior to the Effective Time, the Board of Directors of Gastar Delaware or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of Gastar Delaware who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Gastar USA Common Stock in exchange for shares of Gastar

Delaware Common Stock or Gastar Delaware Options pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the sole director of Gastar USA or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Gastar Delaware or Gastar USA who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Gastar USA Common Stock or options in exchange for shares of Gastar Delaware Common Stock or Gastar Delaware Options pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.

ARTICLE 3

CONDITIONS OF MERGER

3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

3.1.1 This Agreement and the Merger shall have been approved and adopted by the requisite vote of stockholders of Gastar Delaware at a meeting of the stockholders of Gastar Delaware or by written consent in lieu thereof.

3.1.2 No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

3.1.3 The Proxy Statement shall have been cleared for mailing by the SEC under the Exchange Act and no proceeding for the purpose of stopping the solicitation of proxies from holders of Gastar Delaware Common Stock by Gastar Delaware shall have been initiated or, to the knowledge of Gastar USA or Gastar Delaware, threatened by the SEC and not concluded or withdrawn. Gastar Delaware and Gastar USA shall have obtained legal advice or “no-action” advice from the staff of the SEC, or both, in support of the conclusion that neither the solicitation of proxies pursuant to the Proxy Statement in favor of the Merger nor the issuance of Gastar USA Common Stock pursuant to the Merger will require registration under the Securities Act, in each case mutually satisfactory to Gastar Delaware and Gastar USA.

3.1.4 The Gastar USA Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE MKT LLC, subject to official notice of issuance and satisfaction of other standard conditions.

3.1.5 All material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of Gastar Delaware or Gastar USA or their subsidiaries to consummate the Merger shall have been obtained or made.

3.1.6 All consents required under instruments evidencing material amounts of indebtedness and all material consents required under other material contracts with Gastar Delaware or Gastar USA or their subsidiaries shall have been obtained.

3.1.7 Any and all opinions, rulings, confirmation or other guidance with respect to tax matters associated with the reorganization from applicable governmental bodies and the external advisors of Gastar Delaware and Gastar USA mutually determined to be necessary and advisable shall have been obtained.

ARTICLE 4

COVENANTS

4.1 Listing of Gastar USA Common Stock. Gastar USA will use its best efforts to obtain, at or before the Effective Time, confirmation of listing on the NYSE MKT LLC of the Gastar USA Common Stock issuable pursuant to the Merger.

4.2 The Plan. Gastar Delaware and Gastar USA will take or cause to be taken all actions necessary or desirable in order to implement the assumption by Gastar USA pursuant to Section 2.1 of this Agreement of the Plan, each stock option agreement or restricted stock agreement entered into pursuant thereto, and each Gastar Delaware Equity Award granted thereunder, all to the extent deemed appropriate by Gastar Delaware and Gastar USA and permitted under applicable law.

4.3 Insurance. Gastar USA shall procure insurance or cause the execution of the insurance policies of Gastar Delaware such that, upon consummation of the Merger, Gastar USA shall have insurance coverage that is substantially identical to the insurance coverage held by Gastar Delaware immediately prior to the Merger.

4.4 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party to this Agreement will act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required, proper or advisable to satisfy the conditions precedent to set forth in Article 3 of this Agreement and to consummate the transactions contemplated hereby as expeditiously as reasonably practicable. Each party hereto will refrain from taking any action to frustrate, hinder or delay the satisfaction of any condition precedent to the Merger and the transactions contemplated hereby.

ARTICLE 5

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Gastar Delaware if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interests of Gastar Delaware or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither Gastar Delaware, Gastar USA nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.5 No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.

6.6 Tax Matters. Each of Gastar Delaware and Gastar USA will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of Gastar Delaware Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

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IN WITNESS WHEREOF, Gastar Delaware and Gastar USA have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GASTAR EXPLORATION, INC.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President and Chief Executive Officer

GASTAR EXPLORATION USA, INC.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER